Exhibit 10.4

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) is the type that the registrant treats as private or confidential.

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (this “Agreement”) is made and entered into as of July 31, 2026 (the “Effective Date”) by and between Netlist, Inc., a Delaware corporation having its principal place of business at 111 Academy Way, Suite 100, Irvine, CA 92617 (“Netlist”), and Samsung Electronics Co., Ltd., acting through Device Solutions, a company existing under the laws of the Republic of Korea, with its place of business at 1-1, Samsungjeonja-ro, Hwaseong-si, Gyeonggi-do, 18448 Korea (“Samsung”).

RECITALS

WHEREAS, Netlist and Samsung are currently involved in certain pending legal actions in various fora as identified in Schedule 1 hereto (collectively, the “Pending Proceedings”);

WHEREAS, concurrently with this Agreement the Parties are entering into a Patent Cross License Agreement (the “PXL”) pursuant to which each Party grants the other a license under its Captured Patents;

WHEREAS, the Parties now wish to settle, dismiss, withdraw from, terminate, and cease to support (as applicable) the Pending Proceedings, and to grant each other the releases set forth herein, in each case without any admission of liability or acquiescence by either Party, and otherwise agree as set forth in, and pursuant to the terms and conditions of, this Agreement; and

WHEREAS, in addition to resolving the matters between the Parties, the Parties acknowledge a mutual interest in exploring potential technology collaboration opportunities and may, from time to time, engage in discussions regarding such opportunities as they mutually determine to be appropriate.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, releases, and other rights and obligations set forth herein, the Parties hereby agree as follows:

AGREEMENT

1.DEFINITIONS

1.1Defined Terms. Capitalized terms, when used in this Agreement, have the meaning ascribed to them in this Section 1.1 or elsewhere in this Agreement.

1.1.1“Affiliate” means, with respect to a Person, any other Person that now or at any time thereafter during the Capture Period directly or indirectly Controls, is Controlled by, or is under common Control with that Person, where “Control” means ownership of more than fifty percent (50%) of the capital or voting stock, or equivalent ownership interests, of such Person. A Person is an “Affiliate” only as long as such Control exists.

1.1.2[***]

1.1.3“Captured Patents” means (a) with respect to Netlist, all Patents owned or otherwise licensable or enforceable by Netlist or its Affiliates on the Effective Date or at any time thereafter during the Capture Period, and (b) with respect to Samsung, [***].

1.1.4“PXL” is defined in the Recitals.

1.1.5“Party” means each of Netlist and Samsung, individually, and “Parties” means Netlist and Samsung, collectively.

1.1.6“Patents” means, throughout the world, all classes and types of patents, inventor’s certificates, utility models, and similar rights, and all applications, provisional applications, and registrations for any of the foregoing.

1.1.7“Pending Proceedings” has the meaning set forth in the Recitals.

1.1.8“Person” means any person or entity, whether an individual, corporation, partnership, limited partnership, limited liability company, trust, foundation, unincorporated organization, business association, firm, joint venture, or other legal entity.

1.1.9“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

1.1.10“Upfront Payment” means [***] upfront license fee as set forth in the PXL.

2.DISMISSAL AND WITHDRAWAL OF PENDING PROCEEDINGS

2.1Dismissal. Subject to Section 2.3, [***], the Parties shall stipulate to dismiss the Pending Proceedings, to the extent possible, including by executing and filing with the applicable courts and government agencies stipulated motions for orders dismissing the applicable Pending Proceedings with prejudice.

2.2Withdrawal and Termination. Subject to Section 2.3, with respect to any Patent Trial and Appeal Board (PTAB), International Trade Commission (ITC), and other Pending Proceedings that cannot be dismissed by the Parties, the Parties shall terminate, withdraw from, or cease to support such Pending Proceedings, except to the extent otherwise compelled to do so by legal process. Where a Pending Proceeding continues despite Samsung’s dismissal or withdrawal (for example, because one or more Third Parties remain involved), including pursuant to Section 2.3, Netlist may continue its involvement in such Pending Proceeding (for example, certain appeals before the U.S. Court of Appeals for the Federal Circuit) to preserve, defend, and enforce its rights, but Samsung shall not continue to support, or assist any Third Party to support, such Pending Proceeding in any manner unless compelled to do so by legal process.

2.3Proceedings Continued by Netlist. Notwithstanding anything to the contrary in Section 2.1 or Section 2.2, Netlist will not be required to, and will not, dismiss any Pending Proceedings or terminate its participation in and support of any Pending Proceedings, including any appeals, that involve any potential invalidation or revocation or nullification or finding of unpatentability of any Netlist’s Patents, or in which Netlist is asserting infringement of Patents against any Third Party which assertions are not released under Section 3.1. This Section shall not be applicable to the Pending District Court Cases (but only with respect to Samsung, its Affiliates, and/or assertions against their respective products) and Pending ITC Investigations as listed in Schedule 1.

2.4Further Action. Each Party shall promptly execute such other documents and take such other steps as may be reasonably requested by the other Party to give effect to the foregoing and the other provisions of this Agreement.

2.5No Admission. This Agreement is entered into in order to resolve disputed claims and proceedings without further litigation. Neither Party makes, and nothing in this Agreement constitutes or shall be construed as, any admission or concession by either Party or its Affiliates of infringement, non-infringement, validity, or invalidity of any Patents, or any acquiescence as to the merit of any claim, liability, or damages related to any Patents or the Pending Proceedings. Neither this Agreement nor any part hereof shall be, or shall be used as, or as evidence of, an admission of infringement, non-infringement, validity, or invalidity of any Patents, or any claim, liability, or damages, at any time for any purpose, except for any claim to enforce the provisions of this Agreement.

3.RELEASE

3.1Release by Netlist. Subject to compliance with Section 2 and subject to Section 3.3, in consideration of the mutual releases and other covenants hereunder, effective upon the Effective Date, Netlist, on behalf of itself and its Affiliates, hereby irrevocably releases, acquits, and forever discharges Samsung and its Affiliates, and their respective employees, directors, officers, agents, and representatives, each in their capacity as such, and their respective customers (but only with respect to their use, sale, offer for sale or importation of products purchased from Samsung or its Affiliates before the Effective Date, which products would be licensed under the PXL had they been sold after the Effective Date), from any and all claims and liabilities (a) for infringement of any of Netlist’s Captured Patents, with respect to any act occurring before the Effective Date, to the extent the same would have been licensed under the PXL had such act occurred after the Effective Date, and (b) otherwise asserted in or arising from the Pending Proceedings.

3.2Release by Samsung. Subject to compliance with Section 2, in consideration of the mutual releases and other covenants hereunder, effective upon the Effective Date, Samsung, on behalf of itself and its Affiliates, hereby irrevocably releases, acquits, and forever discharges Netlist and its Affiliates, and their respective, employees, directors, officers, agents, and representatives, each in their capacity as such, and their respective customers (but only with respect to their use, sale, offer for sale or importation of products purchased from Netlist or its Affiliates before the Effective Date, which products would be licensed under the PXL had they been sold after the Effective Date), from any and all claims and liabilities (a) for infringement of any of

Samsung’s Captured Patents, with respect to any act occurring before the Effective Date, to the extent the same would have been licensed under the PXL had such act occurred after the Effective Date, and (b) otherwise asserted in or arising from the Pending Proceedings.

3.3[***]

3.4[***]

3.5Discharge of Verdicts and Judgments. Subject to compliance with Section 2, effective upon the Effective Date, the releases granted under this Agreement shall be deemed to fully satisfy and discharge any and all outstanding verdicts, judgments, and any amounts that may arise therefrom, including those currently subject to appeal, with respect to the Pending Proceedings.

4.ASSIGNMENT AND SUCCESSORS

4.1Assignment. Neither Party may assign, delegate, or otherwise transfer this Agreement or any of its rights or obligations hereunder without the other Party’s prior written consent, [***]. Any purported assignment in violation of this Section 4.1 will be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will limit a Party’s right and ability to transfer or otherwise dispose of its Patents, subject to the releases and other rights granted hereunder.

4.2Successors and Assigns. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

5.REPRESENTATIONS AND WARRANTIES

5.1General Representations. Each Party represents and warrants that (a) it has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement on its own behalf and on behalf of its Affiliates, (b) the execution, delivery, and performance by such Party of this Agreement have been approved by all requisite action on the part of such Party, and no other proceedings, approvals, consents, authorizations, or other acts on the part of such Party are necessary to authorize this Agreement, (c) such Party’s execution, delivery, and performance of this Agreement do not and will not conflict with, violate, or result in any breach of any relevant law or any provision of any license, agreement, contract, understanding, arrangement, commitment, or undertaking of any nature (whether written or oral) to which such Party is a party or by which such Party is otherwise bound.

5.2Additional Representations. Each Party further represents and warrants that:

5.2.1It has the full right, power, and authority to grant the releases and discharges granted by it under this Agreement, and such releases and discharges are valid, effective, and enforceable in accordance with their terms.

5.2.2It has not assigned, transferred, or otherwise conveyed to any other Person any claims or liabilities released by it under this Agreement.

5.2.3[***]

6.MISCELLANEOUS

6.1Relationship of the Parties. In the exercise of their respective rights and the performance of their respective obligations hereunder, the Parties are and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent, for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party to any contract or other obligation, and neither Party will represent to any Third Party that it is authorized to act on behalf of the other Party.

6.2Governing Law. This Agreement will be governed by and construed in accordance with the laws of [***] (without application of any choice or conflict of laws rules or principles that would require the application of the laws of any other jurisdiction).

6.3Venue. Each Party (a) hereby irrevocably submits itself to and consents to the jurisdiction of the state and federal courts located in [***] for the purposes of any action, claim, suit, or proceeding in connection with any controversy, claim, or dispute arising out of this Agreement, and (b) hereby waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, claim, suit or proceeding, any claim that it is not personally subject to the jurisdiction of such court(s), that the action, claim, suit or proceeding is brought in an inconvenient forum or that the venue of the action, claim, suit or proceeding is improper. Notwithstanding the foregoing, each Party may bring any legal, administrative, or regulatory proceeding in any court or other forum of competent jurisdiction anywhere in the world under or with regard to any Patents (subject to the releases, licenses, covenants, and other rights under this Agreement and the PXL). For clarity, subject to the releases and dismissals pursuant to Sections 2 and 3, nothing in this Agreement shall limit the Parties’ ability to file petitions for inter partes review, ex parte review, reexamination, nullity actions, or any other similar reissue or post grant procedures in any forum of competent jurisdiction anywhere in the world concerning any Patent.

6.4No Waiver. The waiver by either Party of a breach or default of any provision of this Agreement by the other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of either Party to exercise or avail itself of any right, remedy, power, or privilege that it has or may have hereunder operate as a waiver of any right, remedy, power, or privilege by such Party and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power, or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Except as expressly set forth in this Agreement, the rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law or in any other agreement between the Parties.

6.5Notices and Other Communications. All notices, consents, approvals, requests, and other communications required or permitted under this Agreement (each a “Notice”)

shall refer to this Agreement, must be in writing and delivered personally or by recognized overnight courier and will be deemed given, if addressed as provided herein: (a) when delivered personally, upon delivery; or (b) when sent by recognized overnight courier, upon written confirmation of delivery or receipt. All such Notices shall be addressed to such Party at the address given below or to such other address as a Party may designate by Notice delivered in accordance with this Section 6.5..

If to Netlist:

Netlist, Inc.
111 Academy Way, Suite 100
Irvine, CA 92617
Attention: Richard Kim, Vice President of IP Strategy
Email: [***]

If to Samsung:

Samsung Electronics Co., Ltd.
1-1, Samsungjeonja-ro, Hwaseong-si
Gyeonggi-do, 18448 Korea
Attention: Inseong Na, Head of Licensing Group
Email: [***]

6.6Severability. If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable and still achieve the Parties’ intent in entering into this Agreement, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement, which will remain in full force and effect. In such event, the Parties will use all reasonable efforts to negotiate in good faith a substitute valid and enforceable provision or agreement that most nearly effects the Parties’ intent in entering into this Agreement.

6.7Confidentiality of Terms. Either Party may disclose the existence of this Agreement, but neither Party shall (and each Party shall ensure that none of its Affiliates and its and their agents, employees, or representatives shall) disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, except that each Party may disclose the terms of this Agreement (a) to any of its Affiliates on terms consistent with this Section 6.7; (b) to any governmental authority having jurisdiction and requiring such disclosure; (c) in response to a valid subpoena or as may otherwise be required by law, (d) for the purposes of disclosure in connection with the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports, or disclosures that may be required under applicable laws or regulations or the rules of any stock exchange on which the securities of such Party may be listed, (e) in confidence to such Party’s accountants, legal counsel, tax advisors, and other financial and legal advisors; (f) as required during the course of litigation or for purposes of recording or evidencing the releases and other rights conveyed hereunder; (g) on terms consistent with this Section 6.7, to another Person or its legal or financial advisors in connection with an actual or proposed merger, acquisition, spin-off, financing, patent sale, patent license, or similar transaction involving such Person and the Party or any of its Affiliates; (h) to its and its Affiliates’ direct and indirect suppliers, distributors, resellers, customers, and users to the extent necessary to demonstrate the releases and other rights conveyed hereunder; or (i) with the prior written consent of the other Party; provided, however, that the Party making or seeking any disclosure will take commercially reasonable actions to minimize the nature and extent of such disclosure.

6.8Publicity. Neither Party shall (and shall ensure that none of its Affiliates and its and their agents, employees, and representatives shall) originate any publicity, news release, or other public announcement, written or oral, relating to this Agreement without the prior written approval of the other Party except as otherwise required by law or permitted pursuant to Section 6.7. Notwithstanding the foregoing, nothing in this Section 6.8 shall prevent or prohibit, or be construed to require approval by any Party for, (a) any publicity, news release, or other public announcement of information that is or becomes available to the general public other than in violation of the confidentiality provisions of this Agreement, or (b) any disclosure permitted pursuant to Section 6.7 or the confidentiality provisions of this Agreement, provided that any press release or other public announcement relating to this Agreement, other than disclosures under Sections 6.7(d) and 6.8(a), shall be issued only in the form and contents mutually agreed in writing by both Parties prior to such press release or public announcement.

6.9Bankruptcy. The Parties acknowledge and agree that the releases and other rights granted under this Agreement are conveyed and effective when granted and that each Party and its Affiliates are entitled to the maximum protection of those releases and other rights under applicable law, including the right to preserve and enforce the benefits set forth in this Agreement. Without limiting the generality of the foregoing, the releases and other rights granted hereunder are rights in “intellectual property” within the meaning of Section 365(n) of the U.S. Bankruptcy Code, and each Party and its Affiliates may fully exercise all rights and elections available under Section 365(n) of the U.S. Bankruptcy Code, the bankruptcy laws of any other country, or this Agreement.

6.10Entire Agreement; Amendment. This Agreement, together with any other written agreements duly executed by the Parties concurrently herewith, constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersedes any communications, representations, understandings, and agreements, either oral or written, between the Parties prior to the Effective Date with respect to such subject matter. For the avoidance of doubt, no right or obligation in this Agreement is conditioned upon the performance of any purported obligation in any oral or written agreement other than this Agreement. [***]. Any waiver or amendment of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing and signed by an authorized legal representative of each Party to be effective.

6.11Non-Reliance. Each Party agrees that, in entering into this Agreement, (a) it has solely relied on the results of its own investigation of the facts and circumstances, its own business judgment, and the express terms and conditions in this Agreement, and (b) it has not relied upon and is not entitled to rely on any oral or written understanding, condition, representation, warranty, or communication of the other Party in entering into this Agreement except for those expressly set forth herein. Each Party acknowledges that it is sophisticated and has been represented by counsel during the negotiation and execution of this Agreement.

6.12Construction. This Agreement shall be deemed to have been drafted by both Parties and, neither Party shall be entitled to claim that any provision should be construed against the other Party by reason of the fact that it was drafted by the other Party. The words “hereof,” “herein,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.” Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement. The titles, captions, and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements, and other modifications and additions thereof and thereto, and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such statute or regulation.

6.13Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies or “pdf” files bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NETLIST, INC.

By:	/s/ Chun K. Hong
Name: Chun K. Hong
Title: Chief Executive Officer

Date: August 4, 2026

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Yong Kwan Kim
Name: Yong Kwan Kim
Title: Corporate President, Device Solutions

Date: August 4, 2026

Schedule 1

Pending Proceedings

Pending Appeals

CAFC case no. 24-1707, appeal of IPR2022-00639 of U.S. 10,949,339

CAFC case no. 24-1859, appeal of IPR2022-00996 of U.S. 11,016,918

CAFC case no. 24-1863, appeal of IPR2022-00999 of U.S. 11,232,054

CAFC case no. 24-2203, appeal of EDTX case no. 2:21-cv-00463

CAFC case no. 24-2240, appeal of IPR2022-01427 of U.S. 9,318,160

CAFC case no. 24-2241, appeal of IPR2022-01428 of U.S. 8,787,060

CAFC case no. 24-2304, appeal of IPR2022-00615 of U.S. 7,619,912

CAFC case no. 25-1286, appeal of IPR2023-00455 of U.S. 9,858,215

CAFC case no. 25-1296, appeal of IPR2023-00454 of U.S. 11,093,417

CA9 case no. 25-5531, appeal of CDCA case no. 8:20-cv-00993

Federal Court of Justice Docket No. X ZR 17/25 (EP ‘660)

Federal Court of Justice Docket No. X ZR 47/24 (EP ‘735)

Pending District Court Cases

DDE case no. 1:21-cv-01453

EDTX case no. 2:22-cv-00293

DDE case no. 1:23-cv-01122

DDE case no. 1:24-cv-00614

EDTX case no. 2:25-cv-00557

DDE case no. 1:25-cv-00626

EDTX case no. 2:25-cv-00748

DDE case no. 1:25-cv-01371

DDE case no. 1:25-cv-01589

EDTX case no. 2:26-cv-00441

EDTX case no. 2:26-cv-00456

EDTX case no. 2:26-cv-00553

DDE case no. 1:26-cv-00821

Dusseldorf District Court Docket No. 4a O 55/25 (EP ‘660)

Dusseldorf District Court Docket No. 4a O 31/26 (EP ‘735)

Pending ITC Investigations

ITC Investigation No. 337-TA-1472

ITC Investigation No. 337-TA-1511

Pending AIA Challenges

1PR2025-01431 of U.S. 10,025,731 PGR2026-00001 of U.S. 12,373,366

Samsung not to seek Director Review of or otherwise challenge, denial of institution.

IPR2026-00018 of U.S. 12,373,366

Samsung not to seek Director Review of or otherwise challenge, denial of institution.

Pending Ex Parte Reexaminations

Appl. No. 90/016,022 of U.S. 9,824,035

Appl. No. 90/016,140 of U.S. 12,373,366

App1. No. 90/016,141 of U.S. 12,373,366